NEWS RELEASE

Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

Date: October 31, 2005
Nalco Delivers Solid Third Quarter Results: Revenues increase 7.8 percent, Debt repayments total $112 million

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) today reported solid third quarter sales and net income growth, and reinforced its recent performance guidance for 2005. Strong cash generation enabled Nalco to make $112 million in debt repayments during the quarter.

Sales grew 7.8 percent in the third quarter to $834.9 million, including 6.4 percent in organic improvement that excludes foreign currency and divestiture impacts. Of this improvement, price represented 5.4 percent. Hurricane disruptions modestly reduced sales growth rates.

Net income rose to $17.4 million, or 12 cents per share, from $2.0 million, or 2 cents per share, in the third quarter of 2004.

Adjusted EBITDA, defined by the Company’s debt covenants, grew 4.6 percent to $164.5 million in the quarter, versus $157.2 million in the third quarter of 2004. Even with hurricane Rita and Katrina impacts, Adjusted EBITDA margins increased 400 basis points to 19.7 percent from the 15.7 percent margin of the second quarter of 2005. “Price and efficiency more than offset the September impacts of the additional cost increases and lost sales following the Gulf hurricanes,” said Dr. William H. Joyce, Chairman and Chief Executive Officer.

Nalco generated $120.5 million in Free Cash Flow in the third quarter, applying $88 million to advance payments on Term Loan A, and eliminating $24 million in borrowings under the Company’s revolving credit facilities that had been outstanding on June 30. Net debt declined $117.2 million.

“Pricing contributed $42 million to our third quarter growth, getting just ahead of year-on-year cost increases of $40 million for the first time in 12 months. Year-to-date, however, almost unprecedented cost increases for freight, raw materials and other purchased material of $123 million have risen faster than our price increases of $95 million. We will stay focused on capturing price and restoring margins through at least the remainder of the year,” Dr. Joyce said.

Mix and performance improvements enabled the Energy Services and Industrial and Institutional Services segments to modestly expand direct contribution margins compared to the year-ago quarter for the first time this year.

The Company expects lower “real” growth - excluding price increases that just pass on higher costs - will continue for the remainder of the year. “Once we recover the latest round of cost increases in our pricing, our sales engineers will quickly refocus on generating new business. With today’s high energy costs, energy savings from many of our water and process services provide even greater value to our customers. We will be more aggressively promoting the benefits of programs such as our new SMART Solutions™ for Efficiency program, introduced last week to paper customers. In addition to other efficiency benefits, this program can cut customer energy costs by as much as 10 to 15 percent on each ton of paper produced,” Dr. Joyce noted.

Energy Services sales jumped 11.1 percent in the quarter, including 9.5 percent organically. Lost customer sales in the Gulf of Mexico following the hurricanes limited growth in oil field production sales. Double-digit growth in other units of the Energy Services business elevated total segment growth. Industrial and Institutional Services sales increased 8.0 percent, of which 6.5 percent was organic. Strong organic sales growth in North America, Latin America and the Pacific contributed to this improvement. Paper Services segment sales increased 5.8 percent, of which 4.3 percent was organic. Strong growth in Asia and particularly in China led these results. Organic sales to Paper customers in North America and Latin America also grew at a solid pace, offsetting a sales decline in Europe.

“In Europe, it is clear that the need to focus on price increases and adapt to new processes continued to distract the sales organization from a focus on growth. Combined with weak economic trends, the result is that we continue to expect lower second-half performance than we had projected at the beginning of the year. In hindsight, the forecast for Europe may have been too optimistic to expect both growth and price,” said Dr. Joyce. “Still, European sales and earnings should be flat year-on-year and this remains a very good business for us.”

Foreign currency added 1.5 percent to reported sales in the quarter, with primary currency impacts from Latin America and parts of Asia. A small divestiture in 2004 reduced sales by 0.1 percent.

Year-to-Date Results
Through nine months, Nalco sales grew 9.9 percent to $2.45 billion on a nominal basis, with 6.6 percent of the sales growth coming from organic sales improvement. Price designed to simply pass through higher raw and other purchased materials costs contributed 4.3 percent of the 6.6 percent improvement, with the remainder coming from 2.3 percent “real” growth.

Net earnings for the year to date improved to $22.6 million from a year-ago loss of $122.3 million. The year-ago loss included a $122.3 million, non-cash, purchase accounting expense for In Process Research and Development.

Adjusted EBITDA moved to $440.0 million, up 0.5 percent from $438.0 million in the first nine months of 2004, despite the $28 million lag between rising costs and price increases through the first 9 months. Nalco expects fourth quarter results to bring full year Adjusted EBITDA to the 3- to 5-percent gain previously communicated. This EBITDA growth excludes any potential insurance recoveries, but includes losses from the hurricanes.

Year-to-date sales remained strongest in Energy Services, with a 10.2 percent nominal sales improvement, along with 9.0 percent organic growth. Industrial and Institutional Services grew 7.2 percent nominally and 5.2 percent organically. Paper Services was up 6.3 percent overall and 4.6 percent organically. Other segment sales were up 15.2 percent organically, but 49.2 percent overall. Nominal sales increased faster than organic sales primarily as a result of the creation of the Katayama Nalco joint venture in Japan, which was initiated June 1, 2004.

Hurricane Impacts
Estimated hurricane-related lost sales in the third quarter of $4.1 million would have increased sales by 0.5 percent from the year-ago quarter. Pre-tax income was reduced by $6 million as a result of cost increases and the earnings impact of sales lost during the quarter.

Nalco expects fourth quarter sales to be reduced by approximately $12 million as a result of continued customer closures related to hurricanes Rita, Katrina and Dennis. Almost all of the fourth quarter sales loss is expected to occur in our Energy Services segment. Excluding any potential insurance recovery, hurricane impacts are expected to total $26 million in the fourth quarter. This brings the current estimated 2005 pre-tax income impacts to $32 million.

“Lost sales resulting from hurricanes Katrina, Rita and Dennis are now expected to be higher than previously projected, as Gulf of Mexico oil and gas production and Gulf Coast refining and petrochemical operations are taking longer to get back on line than previously expected,” Dr. Joyce said.

Fourth Quarter Expectations
Dr. Joyce reiterated September guidance that Nalco expects to achieve Adjusted EBITDA growth of 3 to 5 percent in 2005, before any potential benefit from insurance recoveries. Free Cash Flow, to be applied to debt reduction, is expected to total $130 to $140 million in 2005.

“This year, we have seen the largest push-through of raw materials costs in at least 30 years, combined with hurricanes that have had the largest impact on Nalco of any natural events we can identify in Nalco’s 77 years of operation. Despite this and weakness in Europe, we still expect to grow Adjusted EBITDA in the 3- to 5-percent range this year. While less than our target, growth in the face of this year’s challenges shows the strength of our business model,” Dr. Joyce said.

“We recognize that even hitting the bottom end of our range requires better than 10 percent Adjusted EBITDA growth in the fourth quarter. While hurricane-related lost sales in our Energy Services business now look like they will be greater than we had previously expected, we are gaining traction in enough other areas of the Company that we expect to meet our target EBITDA range for the year,” Dr. Joyce. “If you add back only the expected hurricane costs of $32 million, which represents approximately 5.5 percent of Adjusted EBITDA, it looks like we would have been on track with our stated growth targets for this year.”

For the full year, Nalco expects to realize price increases and energy-related surcharges of $158 million. Nalco now projects cost increases for freight, raw and other purchased materials to be $166 million for the year, on top of $28 million in higher costs incurred primarily in the second half of 2004.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net income is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjustments to net income are identified in Attachment 7. The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or - in the case of the profit-sharing reimbursements by our former owner - are unusual when compared to other companies. In addition, Nalco discusses sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher raw and purchased material costs). The non-GAAP measures should not be viewed as an alternative to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Share Base and Earnings Per Share

NALCO COMPANY

Nalco Holding Company  and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
	(Unaudited)
	September 30,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$46.7	$33.3
Accounts receivable, less allowances of $20.1 in 2005 and $21.1 in 2004	598.7	594.2
Inventories:
Finished products	239.0	245.4
Materials and work in process	70.9	68.1
	309.9	313.5
Prepaid expenses, taxes and other current assets	89.9	90.1
Total current assets	1,045.2	1,031.1

Property, plant, and equipment, net	763.2	847.3
Intangible assets:
Goodwill	2,220.8	2,368.3
Other intangibles, net	1,252.2	1,323.6
Other assets	346.9	363.6
Total assets	$5,628.3	$5,933.9

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$266.0	$261.9
Short term debt	18.5	17.7
Other current liabilities	267.6	311.7
Total current liabilities	552.1	591.3

Other liabilities:
Long-term debt	3,266.3	3,424.8
Deferred income taxes	392.2	484.8
Accrued pension benefits	417.4	411.7
Other liabilities	296.2	296.8

Minority interest	12.6	14.1

Shareholders’ equity	691.5	710.4
Total liabilities and shareholders’ equity	$5,628.3	$5,933.9

ATTACHMENT 1

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months ended September 30, 2005	Three Months ended September 30, 2004	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004

Net sales	$834.9	$774.2	$2,448.8	$2,227.9
Operating costs and expenses:
Cost of product sold	457.6	401.3	1,349.9	1,147.9
Selling, administrative, and research expenses	252.6	255.2	774.4	770.1
Amortization of intangible assets	20.3	23.9	61.4	73.0
In-process research and development	-	-	-	122.3
Business optimization expenses	3.5	-	21.3	-
Total operating costs and expenses	734.0	680.4	2,207.0	2,113.3

Operating earnings	100.9	93.8	241.8	114.6

Other income (expense), net	(0.1)	(1.2)	(3.6)	(6.5)
Interest income	2.1	2.3	6.2	7.7
Interest expense	(65.8)	(64.0)	(192.7)	(187.7)

Earnings (loss) before income taxes	37.1	30.9	51.7	(71.9)

Income tax provision	18.1	27.2	24.7	46.8

Minority interests	(1.6)	(1.7)	(4.4)	(3.6)
Net earnings (loss)	$17.4	$2.0	$22.6	$(122.3)

Net earnings (loss) per share:
Basic	$0.12	$0.02	$0.16	$(1.35)
Diluted	$0.12	$0.02	$0.15	$(1.35)
Weighted-average shares outstanding (millions):
Basic	141.7	90.6	141.7	90.6
Diluted	146.6	90.6	146.6	90.6

ATTACHMENT 2

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004

Operating activities
Net earnings (loss)	$22.6	$(122.3)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	100.0	80.7
Amortization	61.4	73.0
In-process research and development	-	122.3
Amortization of deferred financing costs and accretion of senior discount notes	30.1	36.4
Other, net	13.1	21.1
Changes in operating assets and liabilities	(55.1)	44.9
Net cash provided by operating activities	172.1	256.1

Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	(3.2)	25.3
Additions to property, plant, and equipment, net	(45.3)	(57.7)
Other investing activities	0.9	(5.1)
Net cash used for investing activities	(47.6)	(37.5)

Financing activities
Changes in short-term debt, net	1.7	(38.1)
Proceeds from long-term debt	24.1	542.9
Repayments of long-term debt	(130.8)	(318.6)
Capital contributions	-	9.3
Capital distributions	-	(446.9)
Other	(5.6)	(1.9)
Net cash used for financing activities	(110.6)	(253.3)
Effect of exchange rate changes on cash and cash equivalents	(0.5)	(2.2)
Increase (decrease) in cash and cash equivalents	13.4	(36.9)
Cash and cash equivalents at beginning of period	33.3	100.0
Cash and cash equivalents at end of period	$46.7	$63.1

ATTACHMENT 3

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended September 30, 2005	Three Months ended September 30, 2004	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004

Industrial and Institutional Services	$382.4	$354.0	$1,106.6	$1,032.4
Energy Services	222.7	200.4	653.4	593.0
Paper Services	174.2	164.6	520.8	489.9
Other	55.6	55.2	168.0	112.6
Net sales	$834.9	$774.2	$2,448.8	$2,227.9

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Three Months ended September 30, 2005	Three Months ended September 30, 2004	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004
Segment direct contribution:
Industrial and Institutional Services	$98.0	$88.2	$267.2	$258.7
Energy Services	47.3	42.1	138.7	130.4
Paper Services	35.1	37.0	101.6	115.5
Other*	(14.3)	(7.9)	(48.5)	(56.3)
Total segment direct contribution	166.1	159.4	459.0	448.3

Expenses not allocated to segments:
Administrative expenses	41.4	41.7	134.5	138.4
Amortization of intangible assets	20.3	23.9	61.4	73.0
In-process research and development	-	-	-	122.3
Business optimization expenses	3.5	-	21.3	-
Operating earnings (loss)	100.9	93.8	241.8	114.6
Other income (expense), net	(0.1)	(1.2)	(3.6)	(6.5)
Interest income	2.1	2.3	6.2	7.7
Interest expense	(65.8)	(64.0)	(192.7)	(187.7)
Earnings (loss) before income taxes	$37.1	$30.9	$51.7	$(71.9)
*Reflects costs not allocated to segments, but deducted in arriving at direct contribution. Year-over-year variations primarily result of:
•	Charges to cost of product sold of $14.5 million in the nine months ended September 30, 2004, related to step up of inventory values in purchase accounting, not repeated in 2005.
•
$0.6 million and $14.0 million favorable change in value of capitalized variances at foreign locations (FIFO methodology) for three months and nine months ended September 30, 2005 vs. 2004, respectively.

•
Unfavorable supply chain variances ($7.0 million and $25.8 million for the three months and nine months ended September 30, 2005 vs. 2004, respectively), mostly attributable to purchase price and manufacturing volume variances, of which an estimated $3.1 million resulted from Gulf hurricanes.

ATTACHMENT 4

NALCO COMPANY

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended September 30, 2005	Three Months ended September 30, 2004	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004

Net earnings (loss)	$17.4	$2.0	$22.6	$(122.3)
Income tax provision	18.1	27.2	24.7	46.8
Interest expense, net of interest income	63.7	61.7	186.5	180.0
Depreciation	33.3	23.8	100.0	80.7
Amortization	20.3	23.9	61.4	73.0
EBITDA	152.8	138.6	395.2	258.2

In-process research and development	-	-	-	122.3
Write-off of inventory step-up	-	-	-	14.5
Business optimization expenses	3.5	-	21.3	-
Asset write-offs	-	-	4.9	-
Profit sharing expense funded by Suez	(0.6)	6.3	4.9	18.6
Sponsor monitoring fees	-	2.8	-	8.4
Franchise taxes	0.6	0.8	1.9	2.3
Non-cash rent expense	2.6	2.6	3.4	3.4
Non-wholly owned entities	1.3	3.9	1.6	3.3
Loss on sale, net of expenses	2.6	-	3.7	0.3
Other unusual charges	1.7	2.2	3.1	6.7
Adjusted EBITDA	$164.5	$157.2	$440.0	$438.0

ATTACHMENT 5

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended September 30, 2005	Three Months ended September 30, 2004	Nine Months ended September 30, 2005	Nine Months ended September 30, 2004
Net cash provided by operating activities	$142.4	$130.7	$172.1	$256.1
Minority interests	(1.6)	(1.7)	(4.4)	(3.6)
Additions to property, plant, and equipment, net	(20.3)	(22.8)	(45.3)	(57.7)
Free cash flow	$120.5	$106.2	$122.4	$194.8

ATTACHMENT 6

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended September 30, 2005		Three Months ended September 30, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings		$17.4	$0.12	$2.0	$0.02

Net earnings was reduced by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	-	-
Business optimization expenses	Bus Opt Exp	2.4	0.02	-	-
Profit sharing expense funded by Suez	COGS/SGA	(0.6)	-	4.0	0.04
Sponsor monitoring fees	OIOE	-	-	1.7	0.02
Other unusual charges	COGS/SGA/OIOE	1.1	0.01	1.4	0.02
		$2.9		$7.1

Memo Only
Net earnings was reduced by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	-	-
Business optimization expenses	Bus Opt Exp	3.5	0.02	-	-
Profit sharing expense funded by Suez	COGS/SGA	(0.6)	-	6.3	0.07
Sponsor monitoring fees	OIOE	-	-	2.8	0.03
Other unusual charges	COGS/SGA/OIOE	1.7	0.01	2.2	0.02
		$4.6		$11.3

Weighted-average of shares outstanding (millions):
Basic		141.7			90.6
Diluted		146.6			90.6

* Diluted

ATTACHMENT 7A

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Nine Months ended September 30, 2005		Nine Months ended September 30, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings (loss)		$22.6	$0.15	$(122.3)	$(1.35)

Net earnings (loss) was reduced (increased) by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.35
Write-off of inventory step-up	COGS	-	-	10.1	0.11
Business optimization expenses	Bus Opt Exp	14.3	0.10	-	-
Profit sharing expense funded by Suez	COGS/SGA	3.0	0.02	11.6	0.13
Sponsor monitoring fees	OIOE	-	-	5.3	0.06
Other unusual charges	COGS/SGA/OIOE	2.0	0.01	4.3	0.05
		$19.3		$153.6

Memo Only
Net earnings (loss) was reduced (increased) by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.35
Write-off of inventory step-up	COGS	-	-	14.5	0.16
Business optimization expenses	Bus Opt Exp	21.3	0.15	-	-
Profit sharing expense funded by Suez	COGS/SGA	4.9	0.03	18.6	0.21
Sponsor monitoring fees	OIOE	-	-	8.4	0.09
Other unusual charges	COGS/SGA/OIOE	3.1	0.02	6.7	0.07
		$29.3		$170.5

Weighted-average of shares outstanding (millions):
Basic			141.7		90.6
Diluted			146.6		90.6

* Diluted

ATTACHMENT 7B